Exhibit 99.1

For Immediate Release

Contact: Harvey Grossblatt, CEO

Universal Security Instruments, Inc.

410-363-3000, Ext. 224

or

Don Hunt, Jeff Lambert

Lambert, Edwards & Associates, Inc.

616-233-0500

Universal Security Instruments Reports Second-Quarter Results

OWINGS MILLS, MD. November 19, 2018: - Universal Security Instruments, Inc. (NYSE AMEX: UUU) today announced results for its fiscal second quarter ended September 30, 2018.

For the three months ended September 30, 2018, sales rose approximately 26% to $4,526,252 compared to sales of $3,582,816 for the same period last year. The Company reported a net loss of $121,324, or $0.05 per basic and diluted share, compared to a net loss of $167,925 or $0.07 per basic and diluted share for the same period last year.

For the six months ended September 30, 2018, sales rose approximately 24% to $8,572,248 versus $6,901,053 for the same period last year. The Company reported a net loss of $560,157, or $0.24 per basic and diluted share, compared to a net loss of $711,588 or $0.31, per basic and diluted share for the corresponding 2017 period.

“We are very pleased that our trend of higher sales has continued for the last four quarters and we are anticipating this favorable trend will continue moving forward. We are also gratified that the Company reported operating income for both the three-month and six-month periods. While our Hong Kong Joint Venture continues to experience weaker sales, we are working with our Chinese partners to reduce the Joint Venture’s losses. The new tariffs imposed by the Trump administration affect our ground fault circuit interrupters, carbon monoxide alarms and photoelectric alarms which are manufactured in the Peoples Republic of China. We are currently developing marketing and sales strategies to reduce the impact of these tariff increases on our customers,” said Harvey Grossblatt President and CEO.

UNIVERSAL SECURITY INSTRUMENTS, INC. is a U.S.-based manufacturer (through its Hong Kong Joint Venture) and distributor of safety and security devices. Founded in 1969, the Company has an over 40-year heritage of developing innovative and easy-to-install products, including smoke, fire and carbon monoxide alarms. For more information on Universal Security Instruments, visit our website at www.universalsecurity.com.

"Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Certain matters discussed in this news release may constitute forward-looking statements within the meaning of the federal securities laws that inherently include certain risks and uncertainties.  Actual results could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors, including, among other items, our Hong Kong Joint Venture's respective ability to maintain operating profitability, currency fluctuations, the impact of current and future laws and governmental regulations affecting us and our Hong Kong Joint Venture and other factors which may be identified from time to time in our Securities and Exchange Commission filings and other public announcements.  We do not undertake and specifically disclaim any obligation to update any forward-looking statements to reflect occurrence of anticipated or unanticipated events or circumstances after the date of such statements.  We will revise our outlook from time to time and frequently will not disclose such revisions publicly

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UNIVERSAL SECURITY INSTRUMENTS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS – (UNAUDITED)

	Three Months Ended September 30,
	2018	2017
Sales	$4,526,252	$3,582,816
Net loss	(121,324)	(167,925)
Loss per share:
Basic and diluted	$(0.05)	$(0.07)

Weighted average number of common shares outstanding:
Basic and diluted	2,312,887	2,312,887

	Six Months Ended September 30,
	2018	2017
Sales	$8,572,248	$6,901,053
Net loss	(560,157)	(711,588)
Loss per share:
Basic and diluted	$(0.24)	$(0.31)

Weighted average number of common shares outstanding:
Basic and diluted	2,312,887	2,312,887

CONDENSED CONSOLIDATED BALANCE SHEETS – (UNAUDITED)

	September 30,
	2018	2017
ASSETS
Cash	$13,067	$257,637
Accounts receivable and amount due from factor	2,880,142	2,284,565
Inventory	6,673,098	5,851,393
Prepaid expenses	263,265	291,476
TOTAL CURRENT ASSETS	9,829,572	8,685,071

INVESTMENT IN HONG KONG JOINT VENTURE	9,025,865	10,638,820
PROPERTY, EQUIPMENT, AND INTANGIBLE ASSET – NET	79,179	109,123
OTHER ASSETS	4,000	4,000
TOTAL ASSETS	$18,938,616	$19,437,014

LIABILITIES AND SHAREHOLDERS’ EQUITY

Line of credit - factor	$1,546,847	$1,046,749
Accounts payable	5,544,959	4,488,308
Accrued liabilities	142,245	127,183
TOTAL CURRENT LIABILITIES	7,234,051	5,662,240

COMMITMENTS AND CONTINGENCIES	-	-
SHAREHOLDERS’ EQUITY
Common stock, $.01 par value per share; authorized 20,000,000 shares; issued and outstanding 2,312,887 at September 30, 2018 and 2017	23,129	23,129
Additional paid-in capital	12,885,841	12,885,841
(Accumulated Deficit) Retained earnings	(1,859,037)	251,842
Accumulated other comprehensive income	654,632	613,962

TOTAL SHAREHOLDERS’ EQUITY	11,704,565	13,774,774

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$18,938,616	$19,437,014